EXHIBIT 10.2

July 15, 2009

Matthew Milne

17278 Sangallo Lane

San Diego, CA 92127

Dear Matthew:

DivX, Inc. (“DivX”) is pleased to extend you an offer of employment for the position of Vice President, Managing Director, Americas and EMEA based in San Diego, CA. You will be expected to perform duties consistent with your position and will report to Eric Rodli, Executive Vice President, Licensing. DivX may, at its sole discretion, change your position, duties, and work location from time to time as it deems necessary.

Your compensation will be $11,666.67 per semi-monthly (equivalent to $280,000.00 per annum), less payroll deductions and all required withholdings. You will be paid semi-monthly. You are eligible to participate in the Company Sales Bonus Plan with an Annual-at-Target amount of up to $140,000.00 per year (at 100% of plan) paid quarterly based on worldwide revenue, individual goals and direct revenue goals. Details of these goals will be provided upon commencement of employment. Bonus plans, and any amounts under a bonus plan, are not guaranteed and are provided at the discretion of DivX, Inc. The Company has the exclusive right to modify, suspend or terminate bonus plans, in whole or in part, at any time. The Company shall be the sole administrator of bonus plans, and has the exclusive right to interpret, and decide any and all matters with respect to, the bonus plans. Notwithstanding the foregoing, solely with respect to the specific periods as set forth below, DivX will pay the following guaranteed-minimum bonus payments to you (‘2009 Quarterly Minimum Bonus Payments”) under the 2009 Company Sales Bonus Plan:

$13,461.50 for Q3 2009

$17,500.00 for Q4 2009

The above 2009 Quarterly Minimum Bonus Payments are guaranteed so long as you are an employee in good standing with the Company at the end of the relevant quarter. The 2009 Quarterly Minimum Bonus Payments will be paid when quarterly payments under the Company Sales Bonus Plan are generally paid to employees. For the purposes of this offer letter only, “employee in good standing” shall mean that (a) you are still employed with the Company or, (b) if no longer employed with the Company, you have been terminated by the Company other than for cause.

You shall be eligible for participation in DivX’s Change of Control Benefit Plan (“CIC Plan”) at the Tier II level, which, among other things, provides for 6 months salary and health benefits and acceleration of options in the event of certain “Covered Terminations” as defined in the CIC Plan.

Following the commencement of your employment by DivX, management will recommend to the Board of Directors at its next regularly scheduled meeting that you be granted an option to purchase 175,000 shares of DivX, Inc. common stock. The option is subject to the approval of the Board of Directors and your execution of a separate Stock Option Agreement. The option will be subject to vesting as described in the Stock Option Agreement. The exercise price per share for these options will be fixed by the Board of

Directors pursuant to DivX’s normal policy as set forth in DivX’s Options Grant Policy and 2006 Equity Incentive Plan.

With regard to benefits, you will receive all the employment benefits available to full time, regular exempt employees of DivX. Details about these benefits are provided in the Benefits Summary that is available for your review. DivX may modify your compensation and benefits from time to time as it deems necessary.

Normal working hours are from 8:30 am to 5:30 pm, Monday through Friday. Your position is salaried and ineligible for overtime pay. Your particular schedule will be coordinated between you and your manager. You may be expected to work additional hours as required by the nature of your work assignments.

As an employee of DivX, you will be expected to abide by DivX’s rules and regulations and acknowledge in writing that you have read the Employee Handbook, which, along with this offer letter and the Employee Confidentiality and Assignment Agreement, will govern the terms and conditions of your employment.

In accordance with the Immigration Reform & Control Act of 1986, employment in the United States is conditional upon proof of eligibility to legally work in the United States. On your first day of employment, you will need to provide us with this proof. Please refer to the enclosed list of acceptable documents. If you do not have these documents, please contact me prior to your first day of employment.

Your employment relationship with DivX is and always will be one of voluntary, “at will” employment. This means that your employment with DivX is for no specified term and you may terminate your employment with DivX at any time and for any reason whatsoever simply by notifying DivX. Likewise, DivX may terminate your employment at any time and for any reason whatsoever, with or without cause or advance notice. Your “at will” status cannot be changed unless in writing by the CEO or General Counsel of DivX.

As an employee of DivX you will have access to confidential information, and you may, during the course of your employment, develop information or inventions, which will be the property of DivX. To protect the interests of DivX and as a condition of your employment, you will be required to sign and comply with DivX’s standard “Employee Confidentiality and Assignment Agreement.” We wish to impress upon you that we do not wish you to bring with you any confidential or proprietary material of any former employer or other person or to violate any other obligations you may have to any former employer or other person. You agree that you will not bring onto DivX’s premises any unpublished documents or other property belonging to any former employer or other person to whom you have an obligation of confidentiality.

This written offer is contingent upon successful completion of a background check and together with your signed “Employee Confidentiality and Assignment Agreement” and the Employee Handbook constitutes all conditions and agreements regarding your employment by DivX and supersedes all previous written or verbal commitments by any representative of DivX. No representative of DivX other than the CEO or General Counsel has any authority to alter or add to any of the terms and conditions herein.

Please contact me to indicate your response to this offer. Upon your acceptance, return the original and retain the copy for your records. I have also enclosed our standard “Employee Confidentiality and Assignment Agreement.” Following your acceptance, please review, sign, and return that Agreement along with your signed offer letter. This employment offer expires on July 22, 2009.

Your experience and talents will be a strong addition to DivX. We look forward to having you join our team.

DivX, Inc.

/s/ Eric Rodli

Eric Rodli

Executive Vice President, Licensing

Offer Letter: Matthew Milne 07/15/2009	Page 2

I have read this offer letter in its entirety and agree to the terms and conditions of employment. I understand and agree that my employment with DivX, Inc. is “at will.”

7/27/09	/s/ Matthew W Milne
Date Signed	Signature

7/27/09
Start Date

Offer Letter: Matthew Milne 07/15/2009	Page 3